UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CA, Inc.
(Exact name of registrant as specified in its charter)

Delaware	13-2857434
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

One CA Plaza Islandia, New York	11749
(Address of principal executive offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:                                                                              (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Stock Purchase Rights	The NASDAQ Stock Market LLC

Securities to be registered pursuant to Section 12(g) of the Act:

None

Item 1. Description of Registrant’s Securities to be Registered.

On November 8, 2012, the Board of Directors of CA, Inc. (the “Company”) adopted the Stockholder Protection Rights Agreement (the “New Rights Agreement”) between the Company and Computershare Shareowner Services LLC, as Rights Agent (the “Rights Agent”), and declared a dividend of one right (a “Right”) for each outstanding share of Common Stock, par value $0.10 per share (“Common Stock”) of the Company held of record at the close of business on November 19, 2012 (the “Record Time”), payable in respect of each such share upon the later of (i) certification by The NASDAQ Stock Market LLC to the Securities and Exchange Commission that the Rights have been approved for listing and registration and (ii) immediately following the expiration of the Existing Rights Agreement (as defined in the New Rights Agreement) (the “Payment Time”), or issued thereafter and prior to the Separation Time (as defined in the New Rights Agreement) and thereafter pursuant to options and convertible securities outstanding at the Separation Time.

The New Rights Agreement (which includes as Exhibit A the forms of Rights Certificate and Election to Exercise and as Exhibit B the form of Certificate of Designations and Terms of the Participating Preferred Stock) is attached hereto as an exhibit and is hereby incorporated herein by reference. The description of the New Rights Agreement and the Rights is incorporated by reference herein to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 8, 2012, and is qualified in its entirety by reference to the New Rights Agreement and all exhibits thereto.

Item 2. Exhibits.

Exhibit No.	Description
(1)
Stockholder Protection Rights Agreement, dated as of November 8, 2012, between CA, Inc. and Computershare Shareowner Services LLC, as Rights Agent, including as Exhibit A the forms of Rights Certificate and of Election to Exercise and as Exhibit B the form of Certificate of Designation and Terms of the Participating Preferred Stock (incorporated by reference to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2012).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CA, INC.
Date: November 9, 2012	By:	/s/ C.H.R. DuPree
C.H.R. DuPree Senior Vice President, Corporate Governance, and Corporate Secretary

EXHIBIT INDEX

Exhibit No.	Description
(1)
Stockholder Protection Rights Agreement, dated as of November 8, 2012, between CA, Inc. and Computershare Shareowner Services LLC, as Rights Agent, including as Exhibit A the forms of Rights Certificate and of Election to Exercise and as Exhibit B the form of Certificate of Designation and Terms of the Participating Preferred Stock (incorporated by reference to the Current Report on Form 8-K filed with the Securities and Exchange Commission on November 8, 2012).